Exhibit (g)

INVESTMENT ADVISORY AGREEMENT
BETWEEN
CAIS Sports, Media and Entertainment Fund
AND
CAIS Advisors LLC

This Investment Advisory Agreement, dated as of September 29, 2025 (this “Agreement”), is made between CAIS Sports, Media and Entertainment Fund, a Delaware statutory trust (the “Fund”), and CAIS Advisors LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a newly formed statutory trust that intends to operate as a continuously offered, closed-end management investment company registered under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”);

WHEREAS, the Fund intends to file a registration statement on Form N-2 with the U.S. Securities and Exchange Commission (the “SEC”) (as amended from time to time, the “Registration Statement”) under the 1940 Act and the Securities Act of 1933, as amended, to register its shares of beneficial interest (the “Shares”) for issuance in a public offering (the “Offering”);

WHEREAS, the Fund desires to retain the Adviser to provide investment advisory services to the Fund in the manner and on the terms and conditions hereinafter set forth;

WHEREAS, the Adviser is willing to provide investment advisory services to the Fund in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”).

NOW, THEREFORE, in consideration of the covenants and mutual promises hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Fund and the Adviser hereby agree as follows:

1. General.

The Adviser agrees, as more fully set forth herein, to act as investment adviser to the Fund with respect to the investment of the Fund’s assets and to supervise and arrange for the day-to-day operations of the Fund and the purchase, management and sale of assets comprising the investment portfolio of the Fund.

2. Duties and Obligations of the Adviser with Respect to Investment of Assets of the Fund.

(a) Subject to supervision of the Fund’s board of trustees (the “Board”), the Adviser shall act as the investment adviser to the Fund and shall manage the investment and reinvestment of the assets of the Fund. The Fund hereby delegates to the Adviser the management of the Fund including the management of the day-to-day operations of the Fund. The Adviser hereby agrees with the Fund to act as the investment manager of the Fund, to accept and carry out operational and investment management responsibilities and duties on behalf of the Fund, and to be responsible for portfolio and risk management and operation of the Fund in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement,

(i)	determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)	identify, evaluate and negotiate the structure of the investments made by the Fund;

(iii)	execute, close, service and monitor the investments that the Fund makes;

(iv)	determine the securities and other assets that the Fund will purchase, retain or sell;

(v)	perform due diligence on prospective portfolio investments;

(vi)	provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds; and

(vii)	subject to the Fund’s policies and procedures, manage the capital structure of the Fund, including, but not limited to, asset and liability management and liquidity maintenance.

(b) In addition to the services of its own staff, the Adviser shall have the authority to arrange for and coordinate the services of other professionals and consultants (including, without limitation, any affiliate of the Adviser) to assist it in providing services to the Fund. In the event that the Fund determines to acquire debt financing or to refinance existing debt financing, the Adviser shall arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Fund through one or more subsidiaries or special purpose vehicles (“SPVs”), the Adviser shall have authority to create or arrange for the creation of such subsidiaries or SPVs and to make such investments through such subsidiaries or SPVs (in accordance with the 1940 Act). Nothing contained herein shall be construed to restrict the Fund’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Shares.

(c) In the performance of its duties under this Agreement, the Adviser shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the 1940 Act, and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Fund; (ii) any other applicable provision of law; (iii) the provisions of the Fund’s Declaration of Trust and the Fund’s Bylaws, as such documents may be amended from time to time; (iv) the investment objective, policies and restrictions applicable to the Fund as set forth in the reports and/or Registration Statement that the Fund files with the SEC, as they may be amended from time to time; and (v) any policies and determinations of the Board that are provided in writing to the Adviser.

(d) The Adviser may engage one or more sub-advisers (each, a “Sub-Adviser”) (including, without limitation, any affiliate) that are registered under the Advisers Act to perform investment advisory or investment management services for the Fund, all as shall be set forth in a written contract (each, a “Sub-Advisory Agreement”) to which the Adviser and Sub-Adviser shall be parties. Any such Sub-Advisory Agreement shall be subject to approval by the vote of a majority of the members of the Board who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of the Adviser, any Sub-Adviser, or of the Fund (each, an “Independent Trustee”), cast in person at a meeting called for the purpose of voting on such approval and, to the extent required by the 1940 Act, by the vote of a majority of the outstanding voting securities of the Fund and otherwise consistent with the terms of the 1940 Act. The Adviser and not the Fund shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Fund to pay directly to any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses payable to the Adviser under this Agreement.

(e) The Adviser shall maintain all books and records with respect to the Fund’s securities transactions required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the administrator to the Fund (the “Administrator”) under the administration agreement to be entered into by and between the Fund and the Administrator concurrent herewith (the “Administration Agreement”), or by the Fund’s custodian or transfer agent) and preserve such records for the periods prescribed therefor by Rule 31a-2 under the 1940 Act. The Adviser shall have the right to retain copies, or originals of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement.

(f) The Adviser shall establish and maintain written policies and procedures for proxy voting in compliance with current applicable rules and regulations. The Adviser shall be responsible for voting any proxies solicited by an issuer of securities held by the Fund in the best interest of the Fund and in accordance with such proxy voting policies and procedures, as such proxy voting policies and procedures may be amended from time to time. The Adviser shall provide the Fund, or its designee, a copy of such policies and procedures and establish a process for the timely distribution of the Adviser’s voting record with respect to the Fund’s securities and other information necessary for the Fund to complete periodic filings required by the SEC.

(g) The Adviser is hereby authorized, on behalf of the Fund and at the direction of the Board pursuant to delegated authority, to possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, the Fund’s investments and other property and funds held or owned by the Fund, including voting and providing consents and waivers with respect to the Fund’s investments and exercising and enforcing rights with respect to any claims relating to the Fund’s investments and other property and funds, including with respect to litigation, bankruptcy or other reorganization.

(h) The Adviser will provide to the Board such periodic and special reports as it may reasonably request.

3. Expenses.

(a) In connection herewith, the Adviser agrees to maintain such a staff within its organization as is necessary and appropriate to furnish the above services to the Fund. The expenses incurred by the Adviser and its officers, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Fund. For avoidance of doubt, unless the Adviser elects to bear or waive any of the following costs (in its sole and absolute discretion), the Fund shall bear all other costs and expenses of its operations and transactions, including, without limitation, those relating to:

(i)	any non-investment related interest expense;

(ii)	calculating the Fund’s net asset value and expenses incurred by the Adviser or any Sub-Adviser in conjunction with the valuation services (including the cost and expenses of any third-party valuation firms) requested by the Adviser or the Fund;

(iii)	all expenses related to its investment program, including, but not limited to, expenses borne indirectly through the Fund’s investments in subsidiaries or SPVs, all costs and expenses directly related to portfolio transactions and positions for the Fund’s account such as direct and indirect expenses associated with the Fund’s investments, including its investments in subsidiaries or SPVs (whether or not consummated), and enforcing the Fund’s rights in respect of such investments, transfer taxes and premiums, taxes withheld on non-U.S. dividends, fees for data and software providers, research expenses, professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts) and, if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees;

(iv)	the organization of the Fund, including the organization of any feeder fund;

(v)	direct and indirect expenses, incurred by the Adviser, or members of its investment teams, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Fund’s rights including, (a) travel, entertainment, lodging and meal expenses, (b) origination fees, syndication fees, research costs, due diligence costs, bank service fees and (c) fees and expenses related to the organization or maintenance of any intermediate entity used to acquire, hold or dispose of any portfolio company or otherwise facilitating the Fund’s investment activities;

(vi)	fees and expenses incurred by the Adviser (and its affiliates) or the Administrator (or its affiliates) payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Fund and the Adviser and in conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring the Fund’s investments and monitoring investments and portfolio companies on an ongoing basis;

(vii)	any and all fees, costs and expenses incurred in connection with the Fund’s incurrence of leverage or other indebtedness, including, but not limited to, borrowings, dollar rolls, reverse purchase agreements, credit facilities, securitizations, margin financing and derivatives and swaps, and including any principal or interest on the Fund’s borrowings and indebtedness (including, without limitation, any fees, costs, and expenses incurred in obtaining lines of credit, loan commitments, and letters of credit for the Fund’s account and in making, carrying, funding and/or otherwise resolving investment guarantees);

(viii)	offerings, sales, and repurchases of the Shares and other securities;

(ix)	fees and expenses payable under this Agreement;

(x)	fees and expenses payable under any distribution agreements entered into by the Fund;

(xi)	distribution and servicing fees payable pursuant to Rule 12b-1 under the 1940 Act, if any;

(xii)	administration fees and expenses, if any, payable under the Administration Agreement;

(xiii)	fees and expenses based upon the Fund’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including any allocable portion of the compensation of the Fund’s chief executive officer, chief compliance officer, chief financial officer, chief administrative officer, chief legal officer, chief operating officer and their respective staffs, as applicable;

(xiv)	costs incurred in connection with investor relations and Board relations;

(xv)	any applicable administrative agent fees or loan arranging fees incurred with respect to the Fund’s portfolio investments by the Adviser, the Administrator, the sub-administrator, if any, or an affiliate thereof;

(xvi)	any and all fees, costs and expenses incurred in implementing or maintaining third-party or proprietary software tools, programs or other technology for the Fund’s benefit (including, without limitation, any and all fees, costs and expenses of any investment, books and records, portfolio compliance and reporting systems, order management and portfolio management systems, general ledger or portfolio accounting systems and other similar systems and services, including without limitation, consultant, software licensing, data management and recovery services fees and expenses);

(xvii)	transfer agent, dividend agent and custodial fees and expenses;

(xviii)	federal and state registration fees, including notice filing fees;

(xix)	federal, state and local taxes;

(xx)	fees and expenses of Independent Trustees including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the Independent Trustees;

(xxi)	costs of preparing and filing reports or other documents required by the SEC, Financial Industry Regulatory Authority, Inc., U.S. Commodity Futures Trading Commission, or other regulators, and all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings related to the Fund’s activities and/or other regulatory filings, notices or disclosures of the Adviser, any Sub-Adviser and their respective affiliates relating to the Fund and its activities;

(xxii)	costs of any reports, proxy statements or other notices to shareholders, including printing costs;

(xxiii)	fidelity bond, trustees and officers/errors and omissions liability insurance, and any other insurance premiums;

(xxiv)	direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, tax preparers and outside legal costs;

(xxv)	proxy voting expenses;

(xxvi)	all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board to or on account of holders of the securities of the Fund, including in connection with the distribution reinvestment plan or the share repurchase program;

(xxvii)	costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Fund’s assets for tax or other purposes;

(xxviii)	to the extent permitted by the 1940 Act or any exemptive relief obtained thereunder, allocable fees and expenses associated with marketing efforts on behalf of the Fund;

(xxix)	all costs and expenses incurred as a result of dissolution, winding-up and termination of the Fund; and

(xxx)	any extraordinary expenses, or those expenses incurred by the Fund outside of the ordinary course of its business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding, indemnification expenses, and expenses in connection with holding and/or soliciting proxies for a meeting of shareholders, including indemnification expenses as provided for in the Fund’s organizational documents.

(b) Except as set forth in Section (3)(a)(xiii), above, during the term of this Agreement, the Adviser shall bear all compensation expenses (including health insurance, pension benefits, payroll taxes and other compensation related matters) of its employees and shall bear the costs of any salaries of any officers or trustees of the Fund who are affiliated persons (as defined in the 1940 Act) of the Adviser.

4. Services Not Exclusive.

Nothing in this Agreement shall prevent the Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, whether or not the investment objectives or policies of any such other person, firm, or corporation are similar to those of the Fund, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting.

5. Confidentiality.

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public law 106-102, 113 Stat. 1138), shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party, except that such confidential information may be disclosed to an affiliate or agent of the disclosing party to be used for the sole purpose of providing the services set forth herein. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is requested by or required to be disclosed to any governmental or regulatory authority, including in connection with any required regulatory filings or examinations, by judicial or administrative process or otherwise by applicable law or regulation.

6. Best Execution; Research Services.

(a) If a broker or dealer is required to effectuate a transaction on behalf of the Fund, the Adviser will engage one as described below. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Adviser will seek to obtain the best net results for the Fund, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. It is acknowledged that although the Adviser will generally seek reasonably competitive trade execution costs, the Fund may not necessarily pay the lowest spread or commission available.

Consistent with this obligation, and subject to applicable legal requirements, the Adviser may select brokers partly upon brokerage or research services provided to it and the Fund and any other clients. In return for such services, the Fund may pay a higher commission than other brokers would charge, provided that the Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term, subject to review by the Board from time to time with respect to the extent and continuation of such practice to determine whether the Fund benefits, directly or indirectly, from such practice.

7. Compensation of the Adviser.

The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a management fee as hereinafter set forth. The Fund shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a) In consideration of the services provided by the Adviser under this Agreement, the Fund will pay the Adviser a management fee (the “Management Fee”) as indicated on Exhibit A.

(b) The Management Fee for the period from the effective date of this Agreement to the end of the quarter (to the extent the net asset value of the Shares is calculated as of the close of business on the last business day of each calendar quarter) or month (to the extent the net asset value of the Shares is calculated as of the close of business on the last business day of each calendar month), during which such effective date occurs will be prorated according to the proportion that such period bears to the full quarterly or monthly period, as applicable. Upon any termination of this Agreement before the end of a quarter or month, the Management Fee for such part of that quarter or month, will be prorated according to the proportion that such period bears to the full quarterly or monthly period, as applicable, and will be payable upon the date of termination of this Agreement.

(c) For the purpose of determining fees payable to the Adviser under this Section 7, the value of the Fund’s assets will be computed at the times and in the manner specified in the Registration Statement, and on days on which the value of Fund assets are not so determined, the asset value computation to be used will be as determined on the immediately preceding day on which the value of Fund assets were determined. Furthermore, fees payable to the Adviser under this Section 7 will be earned and attributed to each class of the Shares based on the net asset value and net profits of the Fund attributable to each such class of Shares and in accordance with U.S. Generally Accepted Accounting Principles applicable to the Fund.

8. Representations and Warranties.

(a) The Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Advisers Act, and the Adviser agrees to maintain effective all material requisite registrations, authorizations and licenses, as the case may be, until the termination of this Agreement.

(b) The Adviser shall provide full and prompt disclosure to the Fund regarding itself and its partners, officers, directors, shareholders, employees, affiliates or any person who controls any of the foregoing, including, but not limited to, information regarding any change in control of the Adviser or any change in its personnel that could affect the services provided by the Adviser to the Fund hereunder, information regarding any material adverse change in the condition (financial or otherwise) of the Adviser or any person who controls the Adviser, information regarding the results of any examination conducted by the SEC or any other state or federal governmental agency or authority or any self-regulatory organization relating directly or indirectly to the services performed by the Adviser hereunder with respect to the Fund, and, upon request, other information that the Board reasonably deems necessary or desirable to enable the Trustees to monitor the performance of the Adviser and information that is required, in the reasonable judgment of the Trustees and upon prior written request, to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order.

9. Indemnification.

(a) The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Adviser. The Adviser (and its officers, directors, managers, partners, agents, trustees, advisors, consultants, employees, controlling persons, members and any other person or entity affiliated with the Adviser) shall not be liable to the Fund for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Fund shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser (including any Sub-Adviser)) (collectively, the “Indemnified Parties”) and hold them harmless from and against any and all damages, liabilities, costs, demands, charges, claims and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of any actions or omissions or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the preceding sentence of this Section 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of fraud, willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

10. Duration and Termination.

(a) This Agreement shall become effective as of the first date written above. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods; provided that such continuance is specifically approved at least annually by (a) the vote of the Board of Trustees or the vote of a majority of the outstanding voting securities of the Fund (as defined in Section 2(a)(42) of the 1940 Act) and (b) the vote of a majority of Independent Trustees, in accordance with the requirements of the 1940 Act or any exemptive relief therefrom.

(b) This Agreement may be terminated at any time, without the payment of any penalty, by (x) (i) the Board of Trustees or (ii) a vote of a majority of the outstanding voting securities of the Fund (as defined in Section 2(a)(42) of the 1940 Act), in each case upon not less than 60 days’ written notice or (y) the Adviser upon not less than 90 days’ written notice. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act). The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 7 through the date of termination or expiration, and Section 9 shall continue in force and effect and apply to the Indemnified Parties as and to the extent applicable.

11. Amendment.

This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in accordance with the 1940 Act, including, if applicable, pursuant to a vote of the Board of Trustees, the vote of a majority of the outstanding securities of the Fund (as defined in Section 2(a)(42) of the 1940 Act), or the vote of a majority of the Fund’s Independent Trustees.

12. Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

13. Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

14. Counterparts.

This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Agreement as of the day and year first written above.

CAIS SPORTS, MEDIA AND ENTERTAINMENT FUND

By:	/s/ Terrence McCarthy
Name:	Terrence McCarthy
Title:	Chief Financial Officer

CAIS ADVISORS LLC

By:	/s/ Michael Richman
Name:	Michael Richman
Title:	Chief Legal Officer

EXHIBIT A

Management Fee

In consideration of the advisory services provided by the Adviser, the Fund will pay the Adviser a Management Fee at an annual rate of 0.95% payable quarterly (to the extent the net asset value of the Shares is calculated as of the close of business on the last business day of each calendar quarter) or monthly (to the extent the net asset value of the Shares is calculated as of the close of business on the last business day of each calendar month), in arrears based upon the Fund’s net assets, calculated as of the close of business on the last business day of each calendar quarter or month (including any assets in respect of Shares that will be repurchased as of the end of the quarter or month), as applicable. The Management Fee is due and payable in arrears within thirty calendar days after the end of the quarter or month, as applicable. Base management fees for any partial quarter or month are prorated based on the number of days in the quarter or month, as applicable.

A-1